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                                                                   Exhibit 10.40

                                LICENSE AGREEMENT

     THIS AGREEMENT, made and entered into as of the 23rd day of May, 1995, by and between AMWAY CORPORATION , A Michigan corporation having offices at 7575 East Fulton Road, Ada, Michigan 49355 ("AMWAY") and POLAR MOLECULAR CORPORATION, a Utah corporation having offices at 231 West Lake Lansing Road, East Lansing, Michigan 48823 ("PMC").

                                   WITNESSETH:

     WHEREAS, PMC owns certain patent rights, know-how, and information relating to the "Product" defined herein, including detergent technology related to the Product, and PMC has the right and desire to grant AMWAY an exclusive license for such patent rights, know-how, and information for AMWAY to make, use, and sell the Product in the "Field" defined herein.

     WHEREAS, AMWAY desires to obtain an exclusive license from PMC for such patent rights, know-how, and information relating to the Product, including detergent technology related to the Product so that AMWAY may make, use, or sell the Product in the Field.

     NOW THEREFORE, in consideration of the premises, the mutual covenants and promises herein contained and other valuable considerations, the receipt and legal sufficiency of which are hereby acknowledged, AMWAY and PMC agree as follows:

     1. DEFINITIONS.

     1.1 "Actual Raw Material Cost" means the price charged the manufacturer/supplier of the Product for the Raw Materials as invoiced from the manufacturer/supplier of the Product, exclusive all freight charges, manufacture/supplier profit, processing costs or other expenses.

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     1.2 "Additives" means all fuel and oil conditioners within the scope of claims of PMC Patents, including but not limited to DurAlt(R).

     1.3 "Direct Sales" means sales primarily through distributors, as independent contractors, and primarily in merchandise intended ultimately to reach the retail consumer through an in-person sales contract as distinguished from sales in or from retail stores or other fixed establishments.

     1.4 "Execution Date" means the date on which the last party to sign executes this Agreement.

     1.5 "Field" means Direct Sales worldwide.

     1.6 "First License Period" means the time period extending from September 1, 1995 until AMWAY makes, uses, or sells three hundred thousand (300,000) gallons of the Product.

     1.7 "Improvements" means any modifications by PMC of PMC Information which fall within the scope of PMC Patents, specified in Exhibit A including any detergent formulas that may or may not be specified in Exhibit A.

     1.8 "Licensed Technology" means all PMC Patents, PMC Know-How, and PMC Information.

     1.9 "PMC Information" means all PMC Know-How, PMC Patents, and business information relating to the Product.

     1.10 "PMC Know-How" means all PMC technology and all PMC technical and marketing information and data including, but not limited to, research and test results, scientific, technical and marketing knowledge, special research techniques, methods, processes, laboratory designs and the like, of PMC, which exists on the Execution Date and which pertains to the Product, its manufacture, sale, and use.

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     1.11 "PMC Patents" means all patent rights of PMC pertaining to Additives, including the patents and patent applications listed in Exhibit A attached hereto and made a part hereof, together with any patents issuing from the applications listed in Exhibit A, and from any other applications corresponding to any of the listed patents or patent applications including patents issuing from any divisional, continuation or reissue applications corresponding to rights claimed by PMC under any of the patents or patent applications listed in Exhibit A.

     1.12 "Practice" means the right of AMWAY to engage in all the activities which PMC could engage in as the owner of PMC Patents, PMC Know-How, and PMC Information.

     1.13 "Product" means Additives made from blended Raw Materials.

     1.14 "Raw Material" means those materials that are blended to form the Product.

     2. GRANT OF LICENSE

     2.1 PMC hereby grants AMWAY the exclusive right and license to use and Practice the Licensed Technology in the Field and to make, have made, use and sell the Product in the Field.

     2.2 PMC agrees that it will not grant the right to market and sell the Product to any other Direct Sales entity, so long as this Agreement remains in force.

     3. ROYALTY TERMS

     3.1 The parties agree that the Limited Time Agreement dated March 27, 1992 between the parties will expire and terminate on September 1, 1995. AMWAY will continue to make purchases of Product pursuant to the Limited Time Amendment until September 1, 1995. Within sixty (60) days after termination of the Limited Time Amendment, AMWAY will provide PMC with an accounting of the actual purchases of Product made by AMWAY during the term of the Limited Time Amendment and the parties shall thereafter agree upon and adjust

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the fee paid to PMC by AMWAY for the license granted in the Limited Time
Amendment to properly reflect the actual purchases of Product thereunder. Any final adjustment of the payment due under the Limited Time Amendment, if any, shall be made within thirty (30) days of the date the parties reach agreement. The number of gallons of Product purchased by AMWAY from the Execution Date to September 1, 1995 shall not be counted under the First License Period.

     3.2 On the Execution Date of this Agreement, AMWAY shall pay to PMC One Million Two Hundred Seventy-Five Thousand Dollars ($1,275,000.00) by wire transfer as an advanced payment of royalties for the First License Period. This advanced payment of royalties shall permit AMWAY make, use, or sell three hundred thousand (300,000) gallons of the Product at a royalty rate of Four and 25/100 Dollars ($4.25). If the Product is improved with detergent technology during the First License Period the royalty rate of the Product containing detergent technology shall be $4.25.

     3.3 Upon completion of the First License Period, AMWAY will pay PMC from time to time during the Term an amount equal to the Actual Raw Material Cost for each gallon of Product subsequently purchased by AMWAY as the royalty rate. In no event will the royalty rate be lower than $4.00 per gallon. If the Product is improved with detergent technology during the Term of this Agreement following the First License Period, the royalty rate shall be determined in the same manner as stated in this Section 3.3.

     AMWAY will endeavor to arrange with the manufacturer/supplier of the Product to provide AMWAY with itemized statements for Product purchased specifying the Actual Raw Material Cost of Product. AMWAY will provide PMC with copies of actual invoices from the manufacturer/supplier of the Product indicating the Actual Raw Material Cost of Product

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purchased by AMWAY. AMWAY will pay the royalty payment to PMC within thirty (30)
days of AMWAY's receipt of manufacturer/supplier invoices from time to time throughout the Term.

     3.4 At the request of PMC, but no more frequently than once per year, AMWAY shall permit an independent certified accountant selected by PMC, except one to whom AMWAY has some reasonable objection, to have access during ordinary business hours to such records as may be necessary to verify the reports provided herein. Such access shall require prior execution by such independent certified accounts of a proper secrecy agreement protecting AMWAY. The accountant shall report to PMC and provide AMWAY with a copy of such report.

     4. TERM AND TERMINATION

     4.1 This Agreement shall continue in full force and effect until the expiration of last U.S. Patent covered by this Agreement.

     4.2 AMWAY, in its sole discretion, may terminate this Agreement upon thirty
(30) days prior written notice to PMC in the event any of the following occurs:

          (i) PMC becomes insolvent, bankrupt, or a receiver for it is appointed;

          (ii) PMC breaches any of the terms contained herein and said breach is not corrected within thirty (30) days after receipt of written notice of the breach from AMWAY;

          (iii) AMWAY is restrained from selling the Product by any type of administrative or court order, or.

     4.3 If one or more claims of an issued PMC Patent are held invalid by a court of law from which no appeal is or can be taken, the parties will negotiate in good faith a mutually acceptable resolution of the matter based upon the significance of the PMC Patent held invalid that may include termination of this Agreement.

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     4.4 PMC, in its sole discretion, may terminate this Agreement upon thirty
(30) days prior written notice to AMWAY. In the event any of the following occurs:

          (i) AMWAY becomes insolvent, bankrupt, or a receiver for it is appointed; or

          (ii) AMWAY breaches any of the terms and conditions hereof and said breach is not corrected within thirty (30) days' after receipt of written notice of the breach from PMC.

     4.5 This Agreement shall automatically terminate in the event AMWAY fails to purchase Product from its manufacturer/supplier for a period of one (1) full year, except if AMWAY's failure to purchase Product is due to reasons beyond AMWAY's control.

     4.6 In the event this Agreement is terminated prior to the conclusion of the First License Period pursuant to the provisions set forth in Sections 4.2,
4.3 or 4.4(i), then PMC shall immediately remit to AMWAY the unused portion of the advanced payment of royalties paid by AMWAY pursuant to Section 3.2

     5. CONFIDENTIALITY

     AMWAY and PMC agree to maintain confidential information clearly labeled "Confidential" or in the case of oral information which shall be reduced to writing within thirty (30) days and clearly labeled "Confidential" received from the other party in confidence, and not disclose the same to third parties except third parties involved in the manufacture of the Product nor use it for any purposes other than those specified herein for a period of three (3) years after the expiration or termination date. Each party shall use the same degree of care as it does with respect to its own confidential and proprietary information of similar nature to assure against unauthorized disclosure thereof. Within its own organization, each party shall limit internal dissemination of such information to individuals whose duties justify the need for it for the purposes of this Agreement and shall inform such individuals that the same information shall be

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kept secret and used only as provided in this Agreement. Such obligations of confidence and non-use shall not apply to information which (a) as shown by written records was known to recipient prior to disclosure hereunder, (b) is now, or hereafter becomes, without fault of recipient, known to the general public, (c) is rightfully disclosed to recipient by a third party without obligation of confidence, (d) is independently developed by recipient, (e) is information whose disclosure is reasonably considered by AMWAY to be necessary to the conduct of business under the licenses granted herein, or (f) is required to be disclosed by law or by order of a court of competent jurisdiction.

     6. PATENT MAINTENANCE, INFRINGEMENT, VALIDITY

     6.1 PMC shall continue to prosecute and maintain all PMC PATENTS listed in Exhibit A. If PMC discontinues prosecution and maintenance of patents or pending applications or payments, PMC shall notify AMWAY of such decision in sufficient time to permit AMWAY's at its sole option, to assume such prosecution or payment of fees. If AMWAY elects such assumption and, AMWAY, at its sole option, may deduct such fees, costs and expenses from any royalty payments due and owing. If AMWAY elects not to pursue assumption, no royalty payments shall be due which relate to the Product made, used, or sold by AMWAY that are covered by such patents or pending applications or payments.

     6.2 PMC warrants that it is unaware of any third party patents which may be infringed by practice of PMC Know-How or under the claims of PMC Patents. PMC hereby agrees to indemnify AMWAY and hold it harmless from any damages, including attorney fees and costs resulting from any claim of infringement, or from the commencement of any suit or action for infringement of any such third party's patent which is based on the practice of PMC Know-How or under the claims of PMC Patents, provided that AMWAY promptly notifies PMC of any such

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claims and AMWAY does not retain counsel with out prior written consent of PMC such consent shall not be unreasonably withheld or delayed, and PMC has sole control of instructing such counsel and sole control of the defense and all related settlement negotiations and that AMWAY give PMC, at PMC's request, information and assistance for this defense.

     6.3 PMC and AMWAY may mutually agree to institute action for infringement of any PMC Patent by filing suit in the names of both parties and agreeing to share equally in both the expense of, and recovery from, any such action. Each party may be represented by counsel of its selection and at its expense. Absent said agreement, either party hereto may institute such action, join the other as a party complainant and receive the cooperation of said other party. The party instituting the action shall, however, defray the entire expenses of such action and be entitled to retain the entire amount of the recoveries, if any, by way of judgment, award, decree or settlement resulting there from.

     6.4 Nothing contained in this Agreement shall be construed to prohibit AMWAY from using private labels on the Product. PMC shall advise AMWAY as to the appropriate Patent numbers and markings to be placed on the Product for the countries where AMWAY sells the Product. AMWAY agrees that upon receiving sufficient notice from PMC as to the appropriate Patent numbers and markings for the Product for the countries where AMWAY sells the Product that it shall place on labeling of the Product or on packaging associated with the Product the United States patent numbers and foreign patent numbers that cover the Product, when the Product is sold in the United States or any foreign country for which patent protection has been obtained. PMC agrees to indemnify AMWAY and hold it harmless from all liability, claims, damages and expenses including attorney fees and costs arising from or related to

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improper patent marking of the Product based upon the Patent marking information received from PMC.

     7. NEW FORMULATIONS AND PROCESSES

     7.1 From time to time during the term of this Agreement, PMC shall inform AMWAY of any new formulation (patentable or unpatentable) of the Product. AMWAY may, at its option, elect to license such new formulation in the Field and should AMWAY elect to license such new formulation, AMWAY and PMC shall negotiate a mutually agreeable royalty rate per gallon for the Product based on the new formulation which shall not include Improvements as defined in (S) 1.7. Any patent that issues for the subject matter of the new formulation which AMWAY elects to license shall be added to list of patents in Exhibit A and considered part of the Agreement under (S) 2.1 and will apply in determining the term of this Agreement pursuant to (S) 4.1.

     7.2 AMWAY shall share AMWAY data on performance testing of the Product with PMC from time to time during the term of the Agreement.

     7.3 No license, either express or implied, is granted to AMWAY under any future inventions or patentable discoveries made by PMC which relate to new, useful, and unobvious advances in Additives and which are not within the definition of Improvement.

     8. WARRANTIES

     8.1 PMC warrants that it has the right to grant the rights and license set forth in (S) 2.1 of this Agreement.

     8.2 PMC warrants that all laboratory and technical test data that it supplies to AMWAY pursuant to this Agreement will have resulted from good laboratory practices conducted and recorded professionally and shall be complete with no material omission of fact.

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     8.3 PMC warrants that all performance and related claims made for the
Product by PMC are documented and supported in sufficient detail to satisfy the requirements for advertising claims by the Federal Trade Commission and any other federal or state agency asserting jurisdiction, and PMC will defend any investigation, charge, prosecution or litigation, formal or informal, that such claims are not documented or supported as required by law.

     8.4 PMC warrants that it will transfer the technology and instruct AMWAY and its manufacturer/suppliers of the Product on the manufacture of the new detergent formulation of the Product by September 1, 1995.

     8.5 PMC warrants that it has disclosed or will disclose to AMWAY all of the existing applicable technology (patentable or unpatentable) including without limitation any detergent formulation, regarding the Product.

     9. TECHNICAL ASSISTANCE

     PMC shall provide AMWAY with technical assistance upon written request from AMWAY, the expenses of which shall be mutually agreed upon by PMC and AMWAY.

     10. ASSIGNMENT

     10.1 Except for AMWAY's right to assign the rights and obligations of this Agreement to its affiliates and subsidiaries without PMC's prior consent, AMWAY shall not have the right to assign, delegate, sublicense, sell, transfer, or otherwise dispose of, by operation of law or otherwise, any of its rights or obligations hereunder without the prior written consent of PMC which consent may be withheld in the sole and absolute discretion of PMC.

     10.2 This Agreement shall be binding upon, and inure to the benefit of, AMWAY and PMC, and their respective successors and assigns, to the extent such assignments do not violate (S) 10.1.

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     11. WORLDWIDE SALES OF THE PRODUCT

     11.1 AMWAY has a worldwide Direct Sales network of affiliates and subsidiaries that have been or will be offered the opportunity to market and sell the Product through their distributors. PMC understands that the decision on whether or not an affiliate or subsidiary of AMWAY markets any product offered by AMWAY is within the sole discretion and control of the affiliate or subsidiary. AMWAY agrees that it will use its reasonable efforts to offer the Product to its affiliates and subsidiaries worldwide for their determination as to the marketability of the Product in their country.

     11.2 In the event AMWAY does not offer the Product within five (5) years of the Execution Date to an affiliate or subsidiary of AMWAY responsible for marketing AMWAY products in countries where AMWAY products are currently being actively marketed, then AMWAY's exclusive right to market the Product in that specific country only as granted by Section 2.1 shall terminate.

     12. FORCE MAJEURE

     Neither AMWAY or PMC hereto shall be liable to the other for any loss or damage by reason of any failure lure to perform all or any part of this Agreement where the same was the proximate result of any act of any sovereign nation or political subdivision thereof, revolution, riot, civil disorder, act of enemies, delay or default in transportation, strikes or labor disputes with or between labor unions, fire, flood, act of God, inability to obtain materials or services from normal sources of supply, or any other cause not within the control of the parties, whether of the class of causes enumerated or otherwise.

     13. APPLICABLE LAW

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     This Agreement, and any disputes arising thereunder, shall be interpreted pursuant to the laws of the State of Michigan.

     14. MODIFICATONS

     This Agreement may not be modified except by a written instrument, duly executed by AMWAY and PMC.

     15. NOTICES

     All notices necessary or proper under this Agreement shall be in writing delivered personally, by telecopy transmissions, or sent by registered or certified mail to the following address, or to such other addresses as AMWAY or PMC may furnish each other in writing, from time to time.

                                AMWAY Corporation
                              7575 East Fulton Road
                               Ada, Michigan 49355
                            Attention: Byron Johnson

                           Polar Molecular Corporation
                           231 West Lake Lansing Road
                          East Lansing, Michigan 48823
                             Attention: Mark Nelson

     16. COMPLETE AGREEMENT

     All prior agreements between the parties including without limitation the Purchase Agreement dated October 10, 1988 and the Marketing Agreement dated June 27, 1990 and except for the LIMITED TIME AMENDMENT TO AGREEMENT which will terminate on September 1, 1995, are hereby terminated and superseded by this Agreement and are of no further force or effect. The terms, conditions and provisions of this Agreement constitutes the

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entire understanding between AMWAY and PMC relating to the subject matter hereof, whether written or oral.

     17. MUTUAL RELEASE AND WAIVER

     AMWAY releases and waives any and all past claims in law and in equity that AMWAY may have against PMC. PMC releases and waives any and all past claims in law and in equity that PMC may have against AMWAY.

     18. GENERAL PROVISIONS

     18.1 Unless required to do so by law or the Security and Exchange Commission regulations, neither AMWAY nor PMC will disclose or announce the contents of this Agreement without the other party's written approval. The parties will confer and agree upon the content and timing of any announcement before it is made.

     18.2 Each party will, at its expense, cover any claim that may be made by its employees alleging bodily injury or death sustained by them as a result of, or in connection with, the performance of this Agreement and will hold the other party harmless from any and all such claims brought by its employees.

     18.3 If any provision of this Agreement is declared invalid or unenforceable by a court of competent jurisdiction, it is mutually agreed that this Agreement shall endure except for the part declared invalid or unenforceable by order of the court.

     18.4 A waiver of any breach of any provision of this Agreement shall not be construed as a continuing waiver of other breaches of the same or other provision of this Agreement.

     18.5 Nothing herein contained shall be deemed to create an agency, joint venture, or partnership relationship between AMWAY and PMC. Neither AMWAY nor PMC shall have

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the power to enter into any contracts or commitments in the name of, or on behalf of, the other party, or to bind the other party in any respect whatsoever.

     IN WITNESS WHEREOF, AMWAY and PMC have executed this Agreement by their duly authorized officers as of the date first written above.

                                            AMWAY CORPORATION


                                            By:  /s/ Donald  MacDonald
                                                 -------------------------------
                                                 Donald MacDonald
                                            Its: Vice President-Purchasing and
                                                 Facilities Engineering


                                            POLAR MOLECULAR CORPORATION


                                            By:  /s/ Mark Nelson
                                                 -------------------------------
                                                 Mark Nelson
                                            Its: Chairman and Chief Executive
                                                 Officer

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